FORM 3


             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange
     Act of 1934, Section 17(a) of the Public Utility Holding
      Company Act of 1935 or Section 30(f) of the Investment
                       Company Act of 1940

1.   Name and Address of Reporting Person:

     Daily              William                W.
     (Last)             (First)             (Middle)

     5555 San Felipe, Suite 1700
                        (Street)

     Houston,             Texas              77056
     (City)              (State)             (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     09/01/98

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol

     Seven Seas Petroleum Inc. (AMEX = SEV; TSE = SVS.U)

5.   Relationship of Reporting Person to Issuer
            (Check all applicable)

     [X] Director
     [X] Officer (give title below)
     [ ] 10% Owner
     [ ] Other (specify below)

     Executive Vice President

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)

       X   Form filed by One Reporting Person
     _____ Form filed by More than One Reporting Person

=================================================================

Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)


2.   Amount of Securities Beneficially Owned
     (Instr. 4)


3.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 5)


4.   Nature of Indirect Beneficial Ownership (Instr. 5)


=================================================================
Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)


2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable:
     Expiration Date:

3.   Title and Amount of Underlying Derivative Securities  (Instr. 4)

     Title                      Amount or Number of Shares
     -----                      --------------------------

4.   Conversion or Exercise Price of Derivative Security:



5.   Ownership Form of Derivative Security:  Director (D) or Indirect (I)
     (Instr. 5)


6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


=================================================================
Explanation of Responses:

                                                 WILLIAM W. DAILY
                                                 William W. Daily
                                  **Signature of Reporting Person

                                                         05/14/99
                                                     Date

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.